1653 East Maple Road ● Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050 ● Fax: (248) 689-4272	Vice President and Chief Administrative Officer, ext. 5803
www.somanetics.com	Bill Iacona, Chief Financial Officer, ext. 5819

FOR IMMEDIATE RELEASE

SOMANETICS REPORTS RECORD NET REVENUES AND INCOME
BEFORE INCOME TAXES FOR THE SECOND QUARTER OF 2008

Second Quarter Highlights

▪	Net revenues for the second quarter increased 40 percent to a record $12.7 million.

▪	Income before income taxes for the second quarter increased 31 percent to a record $4.8 million.

▪	Net income for the second quarter increased 27 percent to $3.1 million, or $0.21 per diluted share.

▪	Somanetics received 510(k) clearance from the U.S. Food and Drug Administration to expand the labeling for its INVOS® Cerebral/Somatic Oximeter.

▪
Somanetics initiated a stock repurchase program in April and to date has spent approximately $19.3 million, including commissions, to purchase 1,209,029 shares at an average purchase price of $15.94 per share. The program authorizes up to $30 million in stock purchases.

TROY, Mich. -- June 18, 2008 -- Somanetics Corporation (Nasdaq: SMTS) today reported record net revenues of $12.7 million for the second quarter ended May 31, 2008, a 40 percent increase from $9.1 million in the same period of 2007. For the six months ended May 31, 2008, net revenues increased 25 percent to $21.4 million from $17.1 million in the same period last year.

U.S. net revenues increased 32 percent to $10.2 million from $7.7 million in the second quarter of fiscal 2007. International net revenues increased 83 percent to $2.5 million from $1.4 million. For the six-month period, U.S. net revenues increased 23 percent to $17.7 million and international revenues increased 37 percent to $3.8 million.

Second quarter income before income taxes increased 31 percent to $4.8 million compared to $3.6 million for the second quarter of 2007. Net income was $3.1 million, or $0.21 per diluted share, compared with net income of $2.4 million, or $0.17 per diluted share, in the second quarter of 2007.

For the six months ended May 31, 2008, income before income taxes increased six percent to $6.5 million from $6.2 million in the comparable period of fiscal 2007. Net income was $4.1 million, or $0.28 per diluted share, for the first half of 2008 and the first half of 2007.

Gross margin was 87 percent in the second quarter and first six months of fiscal 2008, compared with 89 percent and 88 percent for the respective periods of 2007. Cash, marketable securities and long-term investments at May 31, 2008 totaled $73.0 million, with no borrowings.

In April, Somanetics initiated a $15 million stock repurchase program and expanded the program in May to a total of up to $30 million. To date Somanetics has purchased 1,209,029 shares at an average purchase price of $15.94 per share for approximately $19.3 million, including commissions.

SOMANETICS REPORTS SECOND QUARTER 2008 RESULTS / 2

“We are pleased with our second quarter performance, which included a 76 percent increase in INVOS System monitor revenue and a 28 percent increase in sensor revenue over the second quarter of last year,” said Bruce Barrett, Somanetics’ president and chief executive officer. “The launch of the OxyAlertTM NIRSensor disposable sensor for infants and neonates is progressing ahead of schedule based on the number of hospitals using it in the pediatric and neonatal ICUs, and customer feedback is positive.”

Pediatric and Neonatal ICU Market Update

Somanetics continued its launch of the OxyAlert NIRSensor for infants and neonates during the second quarter and to date 33 U.S. hospitals are using the sensors in pediatric and neonatal ICUs. Also during the quarter, approximately 200 pediatric and neonatal physicians attended a Master Class in Paris to learn about the applications of the INVOS System.

During the second quarter Somanetics received 510(k) clearance from the U.S. Food and Drug Administration to expand the indication for use for the INVOS Cerebral/Somatic Oximeter to include monitoring any tissues beneath the sensor, not limited to brain and skeletal muscle tissue. The FDA 510(k) clearance clarifies that the technology is for use on any individual, adults, children, infants and neonates, and incorporates changes made to the newest INVOS System Model 5100C monitor. The 510(k) includes data from Somanetics’ neonatal piglet trials that show that placing the sensors over the abdomen and flank provides important information from the bowels and kidney, respectively.

“We believe these applications and expanded claims will facilitate adoption of the INVOS System in the neonatal and pediatric markets,” Barrett said.

Business Outlook

Somanetics reiterated its previously announced guidance for fiscal 2008:

▪	Net revenues in the range of $46.2 million to $50.0 million, or 20 to 30 percent growth over 2007 revenues.

▪	Operating margin in the range of 25 to 27 percent of sales and gross margin in the range of 87 to 88 percent.

▪	Income before income taxes in the range of $15.3 million to $17.5 million.

Somanetics’ forecasts are based on market conditions and current estimates, which reflect management’s plan to increase investments in clinical research, sales education and research and development projects to support the expansion of its efforts with neonates, infants and children in the pediatric and neonatal ICU markets. Somanetics undertakes no obligation to update its estimates.

Somanetics to Host Conference Call

Somanetics will web cast its 2008 second quarter conference call at 10:00 a.m. (ET) today. To join the webcast, visit the Investor Center section of Somanetics’ website at www.somanetics.com and click on the “Second Quarter 2008 Conference Call” link. The call also will be archived on the website.

SOMANETICS REPORTS SECOND QUARTER 2008 RESULTS / 3

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify oxygen imbalances in tissues beneath the sensor and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2008, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the INVOS System and disposable sensors, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future equity compensation expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others’ patents and the other factors set forth from time to time in Somanetics’ Securities and Exchange Commission filings, including its 2007 Annual Report on Form 10-K filed on February 6, 2008 and First Quarter Form 10-Q filed on April 2, 2008.

(Tables to follow)

SOMANETICS REPORTS SECOND QUARTER 2008 RESULTS / 4

SOMANETICS CORPORATION

BALANCE SHEETS

	May 31, 2008	November 30, 2007
ASSETS	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$43,835,916	$33,172,977
Marketable securities	7,992,244	18,978,074
Accounts receivable	7,896,049	7,486,571
Inventory	2,675,083	1,998,284
Prepaid expenses	285,212	560,885
Accrued interest receivable	117,708	551,117
Deferred tax asset - current	2,123,121	3,069,929
Total current assets	64,925,333	65,817,837
PROPERTY AND EQUIPMENT (at cost):
Demonstration and no capital cost sales equipment at customers	3,602,353	3,386,287
Machinery and equipment	1,519,018	1,531,387
Furniture and fixtures	494,061	307,919
Leasehold improvements	197,450	196,700
Total	5,812,882	5,422,293
Less accumulated depreciation and amortization	(3,017,029)	(2,931,596)
Net property and equipment	2,795,853	2,490,697
OTHER ASSETS:
Long-term investments	21,193,809	33,653,099
Deferred tax asset - non-current	1,807,586	3,004,755
Other	15,000	15,000
Intangible assets, net	--	3,097
Total other assets	23,016,395	36,675,951
TOTAL ASSETS	$90,737,581	$104,984,485

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,279,471	$1,118,003
Accrued liabilities	1,280,684	1,701,481
Total current liabilities	2,560,155	2,819,484
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred shares; authorized, 1,000,000 shares of $.01 par value;
no shares issued or outstanding	-	-
Common shares; authorized, 20,000,000 shares of $.01 par value;
issued and outstanding, 12,436,424 shares at May 31, 2008,
and 13,443,961 shares at November 30, 2007	124,364	134,440
Additional paid-in capital	101,021,202	119,079,383
Accumulated deficit	(12,968,140)	(17,048,822)
Total shareholders' equity	88,177,426	102,165,001
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$90,737,581	$104,984,485

SOMANETICS REPORTS SECOND QUARTER 2008 RESULTS / 5

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
NET REVENUES	$12,740,063	$9,122,178	$21,433,338	$7,147,050
COST OF SALES	1,679,256	1,047,117	2,696,081	2,048,840
Gross Margin	11,060,807	8,075,061	18,737,257	15,098,210

OPERATING EXPENSES:
Research, development and engineering	231,901	164,421	562,337	277,787
Selling, general and administrative	6,769,838	5,270,093	13,267,984	10,589,529
Total operating expenses	7,001,739	5,434,514	13,830,321	10,867,316

OPERATING INCOME	4,059,068	2,640,547	4,906,936	4,230,894

OTHER INCOME:
Interest income	700,685	1,005,598	1,635,102	1,966,086
Total other income	700,685	1,005,598	1,635,102	1,966,086
INCOME BEFORE INCOME TAXES	4,759,753	3,646,145	6,542,038	6,196,980

INCOME TAX EXPENSE	(1,707,501)	(1,239,689)	(2,461,356)	(2,106,973)

NET INCOME	$3,052,252	$2,406,456	$4,080,682	$4,090,007

NET INCOME PER COMMON
SHARE - BASIC	$0.23	$0.18	$0.31	$0.31

NET INCOME PER COMMON
SHARE - DILUTED	$0.21	$0.17	$0.28	$0.28

WEIGHTED AVERAGE SHARES
OUTSTANDING - BASIC	13,145,234	13,171,881	13,297,128	13,168,088

WEIGHTED AVERAGE SHARES
OUTSTANDING - DILUTED	14,220,477	14,575,237	14,380,547	14,601,768

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